Footnote 1:

Total of Common Stock owned by the Reporting Persons is 69,249,825 broken down as follows:

Paul Soltoff -                             5,091,589 shares

Harry Greene -                             2,314,571 shares

Irv and Nadine Brechner -                  2,314,571 shares

Eric Obeck -                               2,314,571 shares

Donald Gould, Jr. -                        2,314,571

Dancing Bear Investments, Inc. -           8,303,148

Michael S. Egan -                          530,455 shares.
Mr. Egan also indirectly has an interest in (i) 8,303,148 shares of common stock owned by Dancing Bear Investments, Inc., (ii) 32,469,012 shares of common stock owned by E&C Capital Partners, LLLP (in which he owns a controlling interest and Edward Cespedes owns a minority interest) ("E&C"), (iii) an aggregate of 10,000,000 shares of common stock which are owned by certain trusts for the benefit of Mr. Egan's children of which Mr. Egan is the trustee, (iv) 56,000 shares of the common stock owned by certain trusts of which Mr. Egan is the trustee; and (v) 3,541,337 shares owned by Mr. Egan's spouse, of which Mr. Egan disclaims beneficial ownership. The holdings of Dancing Bear Investments, Inc. and E&C are reported in the direct ownership column as such entities are also Reporting Persons on this Form 3.

E&C Capital Partners, LLLP -               32,469,012.
Michael Egan owns a controlling interest in E&C and Edward Cespedes owns a minority interest.